U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
FORM 4


STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check this box if no longer subject to Section 16.

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

Form 4 or Form 5
Obligations may continue.
See Instruction 1(b)


1.                         Name and Address of Reporting Person
           (Last)                        (First)                                     (Middle)
          Matthews                       Patrick                                         D
                                                        Street
                                                   8702 Phoenix Ave
           (City)                        (State)                                       (Zip)
       Universal City                     Texas                                        78148

                  2. Issuer Name and Ticker or Trading Symbol
                             Sharecom, Inc ("SCMI")

        3. IRS or Social Security number of Reporting Person (Voluntary)

                          4. Statement for Month/Year
                                  January 2003

                 5. If Amendment, Date of Original (Month/Year)

                 6. Relationship of Reporting Person to Issuer
                             (Check all applicable)

          Director                      10% Owner             Officer (give title below       Other (specify below)
              X                             X                             X
                                                                      President








 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


                                                                                                           6.
                                                                                        5. Amount of       Ownership
                 2.                                                                      Securities          Form.        7. Nature
1. Title of Transaction       3. Transaction             4. Securities Acquired (A)     Beneficially         Direct      of Indirect
 Security       Date               Code                      or Disposed of (D)         Owned at end         (D) or       Beneficial
(Instr. 3)    (Month/           (Instr. 8)                   (Instr. 3,4 and 5)           of Month.         Indirect      Ownership
             Day/Year)                                                                    (Instr. 3           (I)         (Instr. 4)
                                                                                           and 4)          (Instr. 4)
                                                                   (A)
                               Code       V          Amount        or           Price
                                                                   (D)

  Common      1/31/03           A                  1,300,000        A                    14,393,591            D
   Stock




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.         SEC. 1474 8-92)



                   Table II - Derivative Securities Acquired Disposed of, or Beneficially Owned
                           (e.g. puts, calls, warrants, options, convertible securities)



               2.
             Conver                                                                                                     8. Price
 1. Title   sion or                                     5. Number of                                                       of
    of      Exercis        3.                            Derivative                              7. Title and Amount    Derivati
 Derivati   e price    Transactio   4. Transaction       Securities       6. Date Exercisable       of Underlying          ve
    ve         of        n Date     Co. (Instr. 8)    Acquired (A) or     and Expiration Date   Securities. (Instr. 3    Securit
 Securit    Derivati   (Month/Da                      Disposed of (D)      (Month/Day/Year)             and 4)              y
y (Instr.      ve       y/Year)                      (Instr. 3, 4 & 5)                                                   (Instr.
    3)      Securit                                                                                                        5)
               y



              10.
             Owners
              hip
    9.      Form of      11.
  Number    Derivati   Nature
    of         ve        of
 Derivati   Securit   Indirect
    ve         y.      Benefic
 Securit     Direct      ial
y (Instr.    (D) or    Owners
    5)      Indirect     hip
              (I)     Instr. 4)
            (Instr.
               4)




                                                                                                               Amt.
                                                                           Date       Expirati                Or No.
                                     Code      V       (A)       (D)     Exercisab       on        Title        of
                                                                            le          Date                  Shares











                                             Explanation of Responses:










 /s/ Patrick D. Matthews                                   February 11, 2003
Signature Patrick D. Matthews                              Date




** Intentional misstatements or omission of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                                    SEC 1474 (8-92)

